Exhibit A

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made as of the
1st day of November, 2017 (the “Effective Date”) between Univar Inc., a Delaware corporation (“Univar”), and Mr. David Jukes (“Executive”).

RECITALS

A.Univar is engaged in the chemical distribution business.

B.Executive is currently employed pursuant to an employment agreement with Univar Europe Limited, dated as of January 10, 2011, and as amended on April 18, 2016, and an Offer Letter with Univar Europe Limited, dated April 19, 2016, (together, the “Prior Agreements”).

C.Univar wishes to employ Executive and Executive wishes to be employed by Univar in accordance with the terms and conditions set forth in this Agreement, which shall replace and supersede the Prior Agreements in their entirety as of the Effective Date.

TERMS AND CONDITIONS

In consideration of the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Executive and Univar agree as follows:

1.    Employment. Univar hereby agrees to employ Executive, and Executive agrees to be employed by Univar, as its President and Chief Operating Officer. Executive will report directly to the Chief Executive Officer or such other position as may be designated by Univar from time to time. Executive’s responsibilities will include all those matters customarily assigned to such position and those that may be reasonably assigned by Univar from time to time. Executive shall follow the reasonable instructions of Executive’s manager and will comply in all material respects with all rules, policies and procedures of Univar as modified from time to time to the extent that they are not inconsistent with this Agreement. Executive will perform all of Executive’s responsibilities in good faith, to the best of his abilities and in compliance with all applicable laws. During Executive’s employment, Executive will not engage in any other business activity that prevents Executive from carrying out Executive’s obligations under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

2.    At-Will Employment. Employment under this Agreement shall be terminable at-will, and, in such case either Executive or Univar may terminate Executive’s employment at any time with or without Cause or Good Reason, as defined in this Agreement, and without notice, subject to the requirements set forth in Section 3. Any termination of Executive’s employment by Executive or Univar (other than death) shall be communicated in writing.

3.    Termination. The following provisions shall apply upon termination of Executive’s employment under applicable circumstances as set forth below. Any amount payable to Executive under this Section 3 shall be subject to all applicable federal, state and local withholdings, or payroll or other taxes. Except as set forth in this Section 3, upon termination of employment, Executive shall not be entitled to further payments, severance or other benefits arising under this Agreement or from Executive’s employment with Univar or its termination, except as required by law.

3.1    By Univar with Cause or by Executive without Good Reason. If Univar terminates Executive’s employment for Cause or if Executive terminates Executive’s employment without Good Reason, Executive shall be paid unpaid wages and unused accrued vacation earned through the termination date.

3.1.1.    “Cause,” as used herein, shall mean Executive’s (i) willful and continued failure to perform his material duties with respect to Univar or it affiliates (except where due to a physical or mental incapacity) which continues beyond fifteen (15) business days after a written demand for substantial performance is delivered to Executive by Univar, (ii) conviction of or plea nolo contendere to
(A) the commission of a felony by Executive, or (B) any misdemeanor that is a crime of moral turpitude,
(iii) Executive’s willful or gross misconduct in connection with his employment duties, or (iv) breach of the non-competition, non-solicitation or confidentiality covenants to which Executive is subject. No act on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that such action was in the best interest of Univar. No failure of Executive or Univar to achieve performance goals, in and of itself, shall be treated as a basis for termination of Executive’s employment for Cause.

3.1.2.    “Good Reason,” as used herein, shall mean (i) a material reduction in Executive’s base salary or a material reduction in annual incentive compensation opportunity, in each case other (a) than any isolated or inadvertent failure by Univar that is not in bad faith and is cured within thirty (30) business days after Executive gives Univar notice of such event and (b) a reduction which is applicable to all employees in the same salary grade as Executive; (ii) a material diminution in Executive’s title, duties and responsibilities, other than any isolated or inadvertent failure by Univar that is not in bad faith and is cured within thirty (30) business days after Executive gives Univar notice of such event; (iii) a transfer of Executive’s primary workplace by more than thirty-five (35) miles from her current workplace, or (iv) the failure of a successor to have assumed this Agreement in connection with any sale of the business, where such assumption does not occur by operation of law, provided that in order for an event described in this Section 3.1.2 to constitute Good Reason, Executive must provide notice to Univar (in accordance with Section 13 of this Agreement) within ninety (90) business days of the initial existence of such event.

3.2    By Univar other than for Cause or Total Disability or by Executive for Good Reason. If Univar terminates Executive’s employment other than for Cause or Total Disability, or if Executive terminates Executive’s employment for Good Reason in the absence of Cause, Univar shall pay to Executive the amounts and benefits, and cause the vesting as set forth in this Section 3.2; provided, however, that Executive’s entitlement to the amounts described in Sections 3.2.2 is conditioned upon Executive executing and not revoking a release substantially in the form attached as Exhibit A (the “Release”) within the applicable 21 or 45 day time period provided for therein (the “Applicable Release Period”); provided, however, that in any case where the first and last days of the Applicable Release Period are in two separate taxable years, any payments required to be made to Executive that are treated as deferred compensation for purposes of Code Section 409A shall be made in the later taxable year, promptly following the conclusion of the Applicable Release Period.

3.2.1    Unpaid wages and unused accrued vacation earned through the termination date;

3.2.2    A severance payment, payable in a lump sum payment not later than fifteen (15) days following Executive’s termination date, an amount equal to the sum of (A) twelve (12) months of the Annual Base Salary plus (B) one (1) times the Target Bonus for the year in which Executive’s employment terminates; and

3.3    Total Disability. If Univar or Executive terminates Executive’s employment due to Executive’s Total Disability, Univar shall pay to Executive unpaid wages and unused accrued vacation earned through the termination date, and the Target Bonus stated in Section 3.2.2.

“Total Disability” as used herein shall have the same meaning as the term “Total Disability” as used in Univar’s long-term disability policy in effect at the time of termination, if one exists. If Univar does not have a long-term disability policy in effect at such time, the term “Total Disability” shall mean Executive’s inability (with or without such accommodation as may be required by law protecting persons with disabilities) to perform the essential functions of Executive’s duties hereunder for a period aggregating to ninety (90) calendar days in a twelve (12) month period, provided, however, that this period may be extended in the sole discretion of the Chief Executive Officer.

3.4    Death. If Executive’s employment terminates due to death, Univar shall pay to Executive’s estate the unpaid wages and unused accrued vacation earned through the termination date, and the Target Bonus stated in Section 3.2.2.

4.	Confidential Information

4.1    Executive recognizes that the success of Univar and its current or future Affiliates (as defined below in this Section 4) depends upon the protection of information or materials that are designated as confidential and/or proprietary at the time of disclosure or should, based on their nature or the circumstances surrounding such disclosure, reasonably be deemed confidential including, without limitation, information to which Executive has access while employed by Univar whether recorded in any medium or merely memorized (all such information being “Confidential Information”). “Confidential Information” includes without limitation, and whether or not such information is specifically designated as confidential or proprietary: all business plans and marketing strategies; information concerning existing and prospective markets, suppliers, and customers; financial information; information concerning the development of new products and services; and technical and non-technical data related to software programs, designs, specifications, compilations, inventions (as defined in Section 6.1), improvements, patent applications, studies, research, methods, devices, prototypes, processes, procedures and techniques. Confidential Information expressly includes information provided to Univar or Affiliates by third parties under circumstances that require them to maintain the confidentiality of such information. Notwithstanding the foregoing, Executive shall have no confidentiality obligation with respect to disclosure of any Confidential Information that (a) was, or at any time becomes, available in the public domain other than through a violation of this Agreement or (b) Executive can demonstrate by written evidence was furnished to Executive by a third party in lawful possession thereof and who was not under an obligation of confidentiality to Univar or any of its Affiliates.

4.2    Executive agrees that during Executive’s employment and after termination of employment irrespective of cause, Executive will use Confidential Information only for the benefit of Univar and its Affiliates and will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as authorized by Univar or its Affiliates. Notwithstanding the foregoing, Executive may disclose Confidential Information as: (a) authorized by applicable law (including, but not limited to, any disclosure of information that satisfies the procedures in SEC Regulation Sec. 240.21F-17) or (b) required pursuant to an order or requirement of a court, administrative agency or other government body.

4.3    Executive hereby assigns to Univar any rights Executive may have or acquire in such Confidential Information and acknowledges that all Confidential Information shall be the sole property of Univar and/or its Affiliates or their assigns.

4.4    There are no rights granted or any understandings, agreements or representations between the parties hereto, express or implied, regarding Confidential Information that are not specified herein.

4.5    Executive’s obligations under this Section 4 are in addition to any obligations that Executive has under state or federal law.

4.6    Executive agrees that in the course of Executive’s employment with Univar, Executive will not violate in any way the rights that any entity, including former employers, has with regard to trade secrets or proprietary or confidential information.

4.7    For purposes of this Agreement, the term “Affiliate” means any entity currently existing or subsequently organized or formed that directly or indirectly controls, is controlled by or is under common control with Univar, whether through ownership of voting securities, by contract or otherwise.

4.8    Executive’s obligations under this Section 4 are indefinite in term and shall survive the termination of this Agreement.

5.    Return of Company Property. Executive acknowledges that all tangible items containing any Confidential Information, including without limitation memoranda, photographs, records, reports, manuals, drawings, blueprints, prototypes, notes, documents, drawings, specifications, software, media and other materials, including any copies thereof (including electronically recorded copies), are the exclusive property of Univar or its applicable Affiliate, and Executive shall deliver to Univar all such material in Executive’s possession or control upon Univar’s request and in any event upon the termination of Executive’s employment with Univar. Executive shall also return any keys, equipment, identification or credit cards, or other property belonging to Univar or its Affiliates upon termination or request.

6.	Inventions.

6.1    Executive understands and agrees that all Inventions are the exclusive property of Univar. As used in this Agreement, “Inventions” shall include without limitation ideas, discoveries, developments, concepts, inventions, original works of authorship, trademarks, mask works, trade secrets, ideas, data, information, know-how, documentation, formulae, results, prototypes, designs, methods, processes, products, formulas and techniques, improvements to any of the foregoing, and all other matters ordinarily intended by the words “intellectual property,” whether or not patentable, copyrightable, or otherwise able to be registered, which are developed, created, conceived of or reduced to practice by Executive, alone or with others, during Executive’s employment with Univar or Affiliates, whether or not during working hours or within three (3) months thereafter and related to Univar’s then existing or proposed business. In recognition of Univar’s ownership of all Inventions, Executive shall make prompt and full disclosure to Univar of, will hold in trust for the sole benefit of Univar, and (subject to Section 6.2 below) hereby assigns, and agrees to assign in the future, exclusively to Univar all of Executive’s right, title, and interest in and to any and all such Inventions.

6.2    NOTICE REQUIRED BY REVISED CODE OF WASHINGTON 49.44.140: Executive understands that Executive’s obligation to assign inventions shall not apply to any inventions for which no equipment, supplies, facilities, or trade secret information of Univar was used and that was developed entirely on Executive’s own time, unless (a) the invention relates (i) directly to the business of Univar, or (ii) to Univar’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for Univar.

6.3    To the extent any works of authorship created by Executive made within the scope of employment may be considered “works made for hire” under United States copyright laws, they are hereby agreed to be works made for hire. To the extent any such works do not qualify as a “work made for hire” under applicable law, and to the extent they include material subject to copyright, Executive hereby irrevocably and exclusively assigns and conveys all rights, title and interests in such works to Univar subject to no liens, claims or reserved rights. Executive hereby waives any and all “moral rights” that may be applicable to any of the foregoing, for any and all uses, alterations, and exploitation thereof by Univar, or its Affiliates, or their successors, assignees or licensees. To the extent that any such “moral rights” may not be waived in accordance with law, Executive agrees not to bring any claims, actions or litigation against Univar or its Affiliates, or their successors, assignees or licensees, based on or to enforce such rights. Without limiting the preceding, Executive agrees that Univar may in its discretion edit, modify, recast, use, and promote any such works of authorship, and derivatives thereof, with or without the use of Executive’s name or image, without compensation to Executive other than that expressly set forth herein.

6.4    Executive hereby waives and quitclaims to Univar any and all claims of any nature whatsoever that Executive now or hereafter may have for infringement of any patent or patents from any patent applications for any Inventions. Executive agrees to cooperate fully with Univar and take all other such acts requested by Univar (including signing applications for patents, assignments, and other papers, and such things as Univar may require) to enable Univar to establish and protect its ownership in any Inventions and to carry out the intent and purpose of this Agreement, during Executive’s employment or thereafter. If Executive fails to execute such documents by reason of death, mental or physical incapacity or any other reason, Executive hereby irrevocably appoints Univar and its officers and agents as Executive’s agent and attorney-in-fact to execute such documents on Executive’s behalf.

6.5    Executive agrees that there are no Inventions made by Executive prior to Executive’s employment with Univar and belonging to Executive that Executive wishes to have excluded from this Section 6 (the “Excluded Inventions”). If during Executive’s employment with Univar, Executive uses in the specifications or development of, or otherwise incorporates into a product, process, service, technology, or machine of Univar or its Affiliates, or otherwise uses any invention, proprietary know-how, or other intellectual property in existence before the Effective Date owned by Executive or in which Executive has any interest (“Existing Know-How”), Univar or its Affiliates, as the case may be, is hereby granted and shall have a non-exclusive, royalty-free, fully paid up, perpetual, irrevocable, worldwide right and license under the Existing Know-How (including any patent or other intellectual property rights therein) to make, have made, use, sell, reproduce, distribute, make derivative works from, publicly perform and display, and import, and to sublicense any and all of the foregoing rights to that Existing Know-How (including the right to grant further sublicenses) without restriction as to the extent of Executive’s ownership or interest, for so long as such Existing Know-How is in existence and is licensable by Executive.

7.	Nonsolicitation.

7.1	During Executive’s employment with Univar, and for a period expiring eighteen
(18) months after the termination of Executive’s employment, regardless of the reason, if any, for such termination, Executive shall not, in the United States, Western Europe or Canada, directly or indirectly:

7.1.1    solicit or entice away or in any other manner persuade or attempt to persuade any officer, employee, consultant or agent of Univar or any of its Affiliates to alter or discontinue his or her relationship with Univar, or its Affiliate;

7.1.2    solicit from any person or entity that was a customer of Univar or any of its Affiliates during Executive’s employment with Univar, any business of a type or nature similar to the business of Univar or any of its Affiliates with such customer;

7.1.3    solicit, divert, or in any other manner persuade or attempt to persuade any supplier of Univar or any of its Affiliates to discontinue its relationship with Univar or its Affiliates;

7.1.4    solicit, divert, take away or attempt to solicit, divert or take away any customers of Univar or its Affiliates; or

7.1.5	engage in or participate in the chemical distribution or logistics business.

7.2    Nothing in Section 7.1 limits Executive’s ability to hire an employee of Univar or any of its Affiliates in circumstances under which such employee first contacts Executive regarding employment and Executive does not violate any of Sections 7.1.1, 7.1.2, 7.1.3, 7.1.4 or 7.1.5 herein.

7.3    Univar and Executive agree that the provisions of this Section 7 do not impose an undue hardship on Executive and are not injurious to the public; that this provision is necessary to protect the business of Univar and its Affiliates; that the nature of Executive’s responsibilities with Univar under this Agreement provide and/or will provide Executive with access to Confidential Information that is valuable and confidential to Univar and its Affiliates; that Univar would not employ Executive if Executive did not agree to the provisions of this Section 7; that this Section 7 is reasonable in terms of length of time and scope; and that adequate consideration supports this Section 7. In the event that a court determines that any provision of this Section 7 is unreasonably broad or extensive, Executive agrees that such Court should narrow such provision to the extent necessary to make it reasonable and enforce the provision as narrowed.

7.4    This Section 7.1 supplements and does not replace any other obligations the Executive may have with regard to the subject matter herein.

8.    Remedies. Notwithstanding any other provisions of this Agreement regarding dispute resolution, including Section 8, Executive agrees that Executive’s violation of any of Sections 4, 5, 6 or 7 of this Agreement would cause Univar or its Affiliates irreparable harm which would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining Executive from violation of the terms of this Agreement, upon any breach or threatened breach of Executive of the obligations set forth in any of Sections 4, 5, 6 or 7. The preceding sentence shall not be construed to limit Univar or its Affiliates from any other relief or damages to which it may be entitled as a result of Executive’s breach of any provision of this Agreement, including Sections 4, 5, 6 or 7.

9.    Venue. Except for proceedings for injunctive relief, the venue of any litigation arising out of Executive’s employment with Univar or interpreting or enforcing this Agreement shall lie in a court of appropriate jurisdiction in DuPage County, Illinois.

10.    Disclosure. Executive agrees fully and completely to reveal the terms of the terms of Sections 4, 5, 6 or 7 of this Agreement to any future employer or business contacts of Executive and authorizes Univar and its Affiliates, at their election, to make such disclosure.

11.    Representation of Executive. Executive represents and warrants to Univar that Executive is free to enter into this Agreement and has no commitment, arrangement or understanding to or with any party that restrains or is in conflict with Executive’s performance of the covenants, services and duties provided for in this Agreement. Executive shall not in the course of Executive’s employment violate any obligation that Executive may owe any third party, including former employers.

12.    Fees. The prevailing party will be entitled to its costs and attorneys’ fees incurred in any litigation relating to the interpretation or enforcement of this Agreement.

13.    Assignability. During Executive’s employment, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that Univar may assign its rights and obligations under this Agreement without Executive’s consent to any of its Affiliates or to a successor by sale, merger or liquidation, if such successor carries on the business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation and notwithstanding anything in this Agreement, such assignment and Executive’s transfer of employment thereunder shall not be deemed a termination of employment under Section 3.2 of this Agreement. This Agreement is binding upon Executive, Executive’s heirs, personal representatives and permitted assigns and on Univar, its successors and assigns.

14.    Notices. Any notice required or permitted to be given hereunder is sufficient if in writing and delivered by e-mail, hand, by facsimile or by registered or certified mail, at a valid address of Executive on file with Univar, or in the case of Univar at the address of its principal executive offices (attention: Chief Executive Officer), or such other address as may be provided to each party by the other.

15.    Severability. If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

16.    Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construed as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

17.    Governing Law. The validity, construction and performance of this Agreement shall be governed by the laws of the State of Illinois without regard to the conflicts of law provisions of such laws.

18.    Survival. Notwithstanding anything to the contrary in this Agreement, the obligations of this Agreement shall survive a termination of this Agreement or the termination of Executive’s employment with Univar, except for obligations under Sections 1, 2, 3 and 4.

19.    Entire Agreement. This instrument contains the entire agreement of Executive and Univar with respect to the subject matter herein and supersedes all prior such agreements and understandings, including but not limited to the Prior Agreements, and there are no other such representations or agreements other than as stated in this Agreement related to the terms and conditions of Executive’s employment with Univar. This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought, and any such modification agreed to by Univar must, in order to be binding upon Univar, be signed by the Chief Executive Officer of Univar.

20.    Executive’s Recognition of Agreement. Executive acknowledges that Executive has read and understood this Agreement and agrees that its terms are necessary for the reasonable and proper protection of the business of Univar and its Affiliates. Executive acknowledges that Executive has been advised by Univar that Executive is entitled to have this Agreement reviewed by an attorney of his selection, at Executive’s expense, prior to signing, and that Executive has either done so or elected to forgo that right.

21.    Delayed Payment under certain Circumstances. Notwithstanding anything in this Agreement to the contrary, to the extent required to avoid an excise tax under Internal Revenue Code Section 409A, the payment of any compensation pursuant to Sections 3.2.2, 3.2.3, 3.3 or 3.4, shall be delayed for a period of six (6) months after Executive’s separation from service if Executive is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i). In such a circumstance, the payments that would otherwise have been made during such six (6) month period will be paid on the six-month anniversary of Executive's separation from service.

IN WITNESS WHEREOF, the parties have duly signed and delivered this Agreement as of the day and year first above written.

UNIVAR INC.		EXECUTIVE

By
(Signature)

	Stephen D. Newlin Chairman & Chief Executive Officer	David Jukes

(Date)

EXHIBIT A RELEASE
This Release (“Release”) is entered into by    (“Executive”) with respect to the termination of the employment relationship between Executive and Univar Inc. (the “Company”).

1.Executive’s last day of employment with the Company was     (“Termination Date”). Executive shall not seek future employment or any right to future employment with the Company, its parent or any of its affiliates.

2.Executive has been provided all compensation and benefits earned Executive by virtue of employment with the Company, except to the extent that Executive may still be owed salary earned during the last pay period prior to the Termination Date and accrued unused vacation and excluding the amount payable to Executive under the Employment Agreement between Executive and the Company (“Employment Agreement”).

3.As consideration for the obligations undertaken by the Company pursuant to the Employment Agreement, Executive hereby releases the Company, Univar N.V., and its affiliates, parents, including without limitation Univar Inc. (formerly Vopak USA Inc.) and their respective officers, directors, and employees, from any and all claims, causes of action, and liability for damages of whatever kind, known or unknown, arising from or relating to Executive’s employment and separation from employment (“Released Claims”). Released Claims include claims (including claims to attorneys’ fees), damages, causes of action, and disputes of any kind whatsoever, including without limitation all claims for wages, employee benefits, and damages arising out of any: contracts, express or implied (including the Employment Agreement); tort; discrimination; wrongful termination; any federal, state, local, or other governmental statute or ordinance, including, without limitation Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), Fair Labor Standards Act, the Washington Law Against Discrimination, the Washington Minimum Wage Act and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and any other legal limitation on the employment relationship. Notwithstanding the foregoing, “Released Claims” do not include claims for breach or enforcement of this Release, claims that arise after the execution of this Release, claims to vested benefits under ERISA, workers’ compensation claims, or any other claims that may not be released under this Release in accordance with applicable law.

4.Executive represents and warrants that Executive has not filed any litigation based on any Released Claims. Executive covenants and promises never to file, press, or join in any lawsuit based on any Released Claim and agrees that any such claim, if filed by Executive, shall be dismissed, except that this covenant and promise does not apply to any claim of Executive challenging the validity of this Release in connection with claims arising under the ADEA. Executive represents and warrants that Executive is the sole owner of any and all Released Claims that Executive may have; and that Executive has not assigned or otherwise transferred Executive’s right or interest in any Released Claim.

5.Executive represents and warrants that Executive has turned over to the Company all property of the Company, including without limitation all files, memoranda, keys, manuals, equipment, data, records, and other documents, including electronically recorded documents and data that Executive received from the Company or its employees or that Executive generated in the course of employment with the Company.

6.	Executive specifically agrees as follows:

a.    Executive has carefully read this Release and finds that it is written in a manner that Executive understands;

b.	Executive is knowingly and voluntarily entering into this Release;

c.    Executive acknowledges that the Company is providing benefits in the form of payments and compensation, to which Executive would not otherwise be entitled in the absence of Executive’s entry into this Release, as consideration for Executive’s entering into this Release;

d.    Executive understands that this Release is waiving any potential claims under the ADEA and other discrimination statutes, except as provided in this Release;

e.    Executive is hereby advised by this Release to consult with an attorney prior to executing this Release and has done so or has knowingly and voluntarily waived the right to do so;

f.    Executive understands he has a period of twenty-one (21) days from the date a copy of this Release is provided to Executive in which to consider and sign the Release (during which the offer will remain open), and that Executive has an additional seven (7) days after signing this Release within which to revoke acceptance of the Release;

g.    If during the twenty-one (21) day waiting period Executive should elect not to sign this Release, or during the seven (7) day revocation period Executive should revoke acceptance of the Release, then this Release shall be void. The effective date of this Release shall be the eighth day after Executive signs and delivers this Release, provided he has not revoked acceptance; and

h.    Executive may accept this Release before the expiration of the twenty-one (21) days, in which case Executive shall waive the remainder of the 21-day waiting period.

7.Executive hereby acknowledges his obligation to comply with the obligations that survive termination of the Employment Agreement, including without limitation those obligations with respect to confidentiality, inventions and nonsolicitation.

8.Section 3 of this Release is integral to its purpose and may not be severed from this Release. In the event that any other provision of this Release shall be found to be unlawful or unenforceable, such provision shall be deemed narrowed to the extent required to make it lawful and enforceable. If such modification is not possible, such provision shall be severed from the Release and the remaining provisions shall remain fully valid and enforceable to the maximum extent consistent with applicable law. To the extent any terms of this Release are put into question, all provisions shall be interpreted in a manner that would make them consistent with current law.

9.With regard to the subject matter herein, this Release shall be interpreted pursuant to Washington law.

Executive:

(Signature)

(Print Name)

Dated: